Filed Pursuant to Rule 424(b)(3)
SEC File Number 333-141057

Prospectus

PRINTING COMPONENTS INC.
Shares of Common Stock
400,000 minimum - 800,000 Maximum

     Before this offering, there has been no public market for the common stock. In the event that we sell at least the minimum number of shares in this offering, of which there is no assurance, we intend to have the shares of common stock quoted on the Bulletin Board operated by the National Association of Securities Dealers, Inc. There is, however, no assurance that the shares will ever be quoted on the Bulletin Board.

     We are offering up to a total of 800,000 shares of common stock in a direct public offering, without any involvement of underwriters or broker/dealers, 400,000 shares minimum, 800,000 shares maximum. The offering price is $0.25 per share. In the event that 800,000 shares are not sold within the 270 days, all money received by us will be promptly returned to you without interest or deduction of any kind. However, future actions by creditors in the subscription period could preclude or delay us in refunding your money. If at least 400,000 shares are sold within 270 days, all money received by us will be retained by us and there will be no refund. Funds will be held in a separate account at Royal Bank. Sold securities are deemed securities which have been paid for with collected funds prior to expiration of 270 days. Collected funds are deemed funds that have been paid by the drawee bank. The foregoing account is not an escrow, trust of similar account. It is merely a separate account under our control where we have segregated your funds. As a result, creditors could attach the funds.

     There are no minimum purchase requirements, and there are no arrangements to place the funds in an escrow, trust, or similar account.

     Our common stock will be sold on our behalf by our officers and directors. They will not receive any commissions or proceeds from the offering for selling shares on our behalf.

     Investing in our common stock involves risks. See "Risk Factors" starting at page 4.

	Offering Price	Expenses	Proceeds to Us

Per Share - Minimum	$0.25	$0.087	$0.163
Per Share - Maximum	$0.25	$0.043	$0.217
Minimum	$100,000	$35,000	$65,000
Maximum	$200,000	$35,000	$165,000

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The date of this prospectus is April 2, 2007.

SUMMARY OF OUR PROSPECTUS

Our business

     We are a start-up stage company. We are developing a website (www.printingcomponents.com) that will offer a comprehensive supply of products to the printing industry. These products will be offered at direct-from-manufacturer prices enabling printings to cut costs. In addition to offering a vast array of equipment and products, we will feature industry information that will enhance the operations knowledge of printing owners. We have not generated any revenues and the only operations we have engaged in is the creation of the website and the development of a business plan.

     Our administrative office is located at 2795 Barton Street East, Unit 5, Hamilton, Ontario, Canada L8E 2J8, our telephone number is (905) 399-5862 . Our registered agent for service of process is the Corporation Trust Company of Nevada, located at 6100 Neil Road, Suite 500, Reno, Nevada 89511. Our fiscal year end is December 31.

The offering

Following is a brief summary of this offering:

Securities being offered	A minimum of 400,000 shares of common stock and a
maximum of 800,000 shares of common stock.
Offering price per share	$ 0.25
Offering period	The shares are being offered for a period not to exceed
270 days.
Net proceeds to us	$65,000 if the minimum number of shares are sold and
$165,000 if the maximum number of shares are sold.
Use of proceeds	We will use the proceeds to pay for administrative
expenses, the implementation of our business plan, and
general working capital.
Number of shares outstanding before the	5,000,000
offering
Number of shares outstanding after the	5,800,000
offering if all of the shares are sold

Selected financial data

     The following financial information summarizes the more complete historical financial information at the end of this prospectus.

As of December 31, 2006
(Audited)
Balance Sheet
Total Assets	$1,550
Total Liabilities	$20,000
Stockholders Deficiency	$(18,450)
Period from
December 12, 2006
(date of inception) to
December 31, 2006
(Audited)
Income Statement
Revenue	$0
Total Expenses	$18,500
Net Loss	$(18,500)

RISK FACTORS

     Please consider the following risk factors before deciding to invest in our common stock.

Risks associated with PRINTING COMPONENTS INC.:

     1. Because our auditors have issued a going concern opinion and because our officers and directors will not loan any additional money to us, we have to complete this offering to commence operations. If we do not complete this offering, we will not start our operations.

     Our auditors have issued a going concern opinion. This means that there is doubt that we can continue as an ongoing business for the next twelve months. Because our officers and directors are unwilling to loan or advance any additional capital to us, except to prepare and file reports with the SEC, we will have to complete this offering in order to commence operations.

     2. We lack an operating history and have losses which we expect to continue into the future. There is no assurance our operations will result in profitable revenues. If we cannot generate sufficient revenues to operate profitably, we may suspend or cease operations.

     We were incorporated on December 12, 2006 and we have not started our proposed business operations or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $18,500 of which $15,000 is for legal fees and $3,500 is for audit fees in connection with this offering. Our ability to achieve and maintain profitability and positive cash flow is dependent upon

*	our ability to locate suppliers who will sell products to our customers
*	our ability to attract customers who will buy products from our website
*	our ability to generate revenues

Based upon current plans, we expect to incur operating losses in future periods because we will be incurring expenses and not generating revenues. We cannot guarantee that we will be successful in generating revenues in the future. Failure to generate revenues will cause us to go out of business.

     3. We have no clients, customers or suppliers and we cannot guarantee we will ever have any. Even if we obtain clients, customers and suppliers, there is no assurance that we will make a profit.

      We have no clients, customers or suppliers. We have not identified any clients, customers or suppliers and we cannot guarantee we ever will have any. Even if we obtain clients, customers and suppliers for our services, there is no guarantee that our suppliers will supply us products, or that our clients and customers will use our website to buy our products or services. If we are unable to attract enough suppliers to offer their products for sale or enough customers to buy the products from our website to operate profitably we will have to suspend or cease operations.

      4. We are solely dependent upon the funds to be raised in this offering to start our business, the proceeds of which may be insufficient to achieve revenues. We may need to obtain additional financing which may not be available.

     We have not started our business. We need the proceeds from this offering to start our operations. If the minimum of $100,000 is raised, this amount will enable us, after paying the expenses of this offering, to locate and initiate negotiations with various suppliers of printing products to have them offer their products on our website at a pricing level that will enable us to attract a large client base. It will also enable us to conduct surveys to identify suppliers and customers and to complete the website. We may need additional funds to complete further development of our business plan to achieve a sustainable sales level where ongoing operations can be funded out of revenues. There is no assurance that any additional financing will be available or if available, on terms that will be acceptable to us.

     5. Because we are small and do not have much capital, we must limit marketing our services to potential customers and suppliers. As a result, we may not be able to attract enough customers to operate profitably. If we do not make a profit, we may have to suspend or cease operations.

Because we are small and do not have much capital, we must limit marketing our website to potential customers and suppliers. The sale of products via our website is how we will generate revenues. Because we will be limiting our marketing activities, we may not be able to attract enough customers to buy or suppliers to sell products to operate profitably. If we cannot operate profitably, we may have to suspend or cease operations.

     6. Because our officers and directors will only be devoting limited time to our operations, our operations may be sporadic which may result in periodic interruptions or suspensions of operations. This activity could prevent us from attracting suppliers and customers and result in a lack of revenues which may cause us to cease operations.

     Our officers and directors will only be devoting limited time to our operations. Herb Adams, our president will be devoting approximately 10 hours a week to our operations. Mary Kricfalusi, a member of the board of directors and our secretary will be devoting approximately 10 to 15 hours a week to our operations. John Dow, a member of the board of directors will be devoting approximately two hours a week to our operations. Because our officers and directors will only be devoting limited time to our operations, our operations may be sporadic and occur at times which are convenient to our officers and directors. As a result, operations may be periodically interrupted or suspended.

     7. Because our management does not have prior experience in the marketing of products via the Internet, we may have to hire individuals or suspend or cease operations.

Because our management does not have prior experience in the marketing of products via the Internet, we may have to hire additional experienced personnel to assist us with our operations. If we need the additional experienced personnel and we do not hire them, we could fail in our plan of operations and have to suspend operations or cease operations entirely.

     8. Because most of our assets and our officers and directors are located outside the United States of America, it may be difficult for an investor to enforce within the United States any judgments obtained against us or any of our officers and directors.

     Our assets are located outside of the United States. Our officers and directors are located outside the United States, and our assets and most of our officers’ and directors’ assets are located outside the United States. As a result, it may be difficult for you to effect service of process or enforce within the United States, any judgments obtained against us or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. In addition, it is unlikely that the courts of Canada and other jurisdictions would recognize or enforce judgments of United States courts obtained against us or our officers and directors predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in Canada or other jurisdictions against us or our officers and directors predicated upon the securities laws of the United States or any state thereof.

     9. Because our officers and directors do not have prior experience in financial accounting and the preparation of reports under the Securities Exchange Act of 1934, we may have to hire individuals which could result in an expense we are unable to pay.

     Because our officers and directors do not have prior experience in financial accounting and the preparation of reports under the Securities Act of 1934, we may have to hire additional experienced personnel to assist us with the preparation thereof. If we need the additional experienced personnel and we do not hire them, we could fail in our plan of operations and have to suspend operations or cease operations entirely and you could lose your investment.

Risks associated with this offering:

     10. Because there is no public trading market for our common stock, you may not be able to resell your stock.

     There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

     11. Because the SEC imposes additional sales practice requirements on brokers who deal in our shares which are penny stocks, some brokers may be unwilling to trade them. This means that you may have difficulty reselling your shares and this may cause the price of the shares to decline.

     Our shares would be classified as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, the broker/dealers must make a special suitability determination and receive from you a written agreement prior to making a sale for you. Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling your shares and may cause the price of the shares to decline.

USE OF PROCEEDS

     Our offering is being made on a self underwritten basis - with a minimum of $100,000. The table below sets forth the use of proceeds if $100,000 or $200,000 of the offering is sold.

	$100,000	$200,000
Gross proceeds	$100,000	$200,000
Offering expenses	$35,000	$35,000
Net proceeds	$65,000	$65,000

The net proceeds will be used as follows:

Website development	$15,000	$20,000
Database	$10,000	$20,000
Marketing and advertising	$15,000	$35,000
Establishing an office	$10,000	$10,000
Salaries	$5,000	$55,000
Working capital	$10,000	$25,000

     The amounts to be paid from the proceeds for expenses of the offering are: $25,000 for legal fees; $500 for printing our prospectus; $7,878.58 for accounting and audit fees; $1,000 for state securities registration fees; $600 for our transfer agent; and, $21.42 for the SEC filing fee. $15,000 of the legal fees was advanced by Mr. Adams. Mr. Adams will be reimbursed from the proceeds of this offering.

     We intend to spend $15,000 to $20,000 for the development of the website, content and creation, and links from our website.

     We intend to develop and maintain a database of all current printing owners/operators and printing apprentices who may become printing owners. The estimated cost to develop and maintain the database is $10,000 to $20,000.

     Marketing and advertising will be focused on promoting our website to prospective printing product manufacturers and printing owners and purchasing agents based on the list of prospects developed from our database. The advertising campaign will include the design and printing of various sales material. The cost of developing the campaign is estimated to cost between $15,000 to $35,000.

     We intend to establish an office to maintain the website and database. This will include physical office space, computer equipment, telephones and other assets as required to maintain the operations.

     We intend to pay salaries to our officers, or, to outside employees or consultants to assist our officers in managing our business. In addition, we intend to hire one or two sales employees to handle Internet transactions with our customers.

     Working capital is the cost related to operating our office. It is comprised of expenses for rent, telephone service, mail, stationary, accounting, acquisition of office equipment and supplies, expenses of filing reports with the SEC, travel, and general working capital.

DETERMINATION OF OFFERING PRICE

     The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $200,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:

*	our lack of operating history
*	the proceeds to be raised by the offering
*	the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing stockholders, and
*	our relative cash requirements.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

     Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.

     As of December 31, 2006, the net tangible book value of our shares of common stock was a deficit of $18,500 or Nil per share based upon 5,000,000 shares outstanding.

If 100% of the shares are sold:

     Upon completion of this offering, in the event all of the shares are sold, the net tangible book value of the 5,800,000 shares to be outstanding will be $146,550, or approximately $0.0253 per share. The amount of dilution you will incur will be $0.2247 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.0253 per share without any additional investment on their part.

     After completion of this offering, if 800,000 shares are sold, you will own approximately 13.79% of the total number of shares then outstanding shares for which you will have made a cash investment of $200,000, or $0.25 per share. Our existing stockholder will own approximately 86.21% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or other assets, totaling $50.00, or approximately $0.00001 per share.

If 600,000 shares are sold:

     Upon completion of this offering, in the event 600,000 shares are sold, the net tangible book value of the 5,600,000 shares to be outstanding will be $96,550, or approximately $0.0172 per share. The amount of dilution you will incur will be $0.2328 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.0172 per share without any additional investment on their part.

     After completion of this offering, if 600,000 shares are sold, you will own approximately 10.71% of the total number of shares then outstanding shares for which you will have made a cash investment of $150,000, or $0.25 per share. Our existing stockholders will own approximately 89.29% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or other assets, totaling $50.00, or approximately $0.00001 per share.

If the minimum number of the shares are sold:

     Upon completion of this offering, in the event if the minimum number of shares are sold, the net tangible book value of the 5,400,000 shares to be outstanding will be $46,550, or approximately $0.0086 per share. The amount of dilution you will incur will be $0.2414 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.0086 per share without any additional investment on their part.

     After completion of this offering, if 400,000 shares are sold, you will own approximately 7.41% of the total number of shares then outstanding shares for which you will have made a cash investment of $100,000, or $0.25 per share. Our existing stockholders will own approximately 92.59% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or other assets, totaling $50.00, or approximately $0.00001 per share.

     The following table compares the differences of your investment in our shares with the investment of our existing stockholders.

Existing stockholders if all of the shares are sold:

Price per share paid by existing shareholders		$0.00001
Net tangible book value per share before offering	$	Nil
Potential gain to existing shareholders if all shares sold		$126,500
Net tangible book value per share after offering		$146,550
Increase to present stockholders in net tangible book value per
share after offering		$0.0253
Capital contributions		$50
Number of shares outstanding before the offering		5,000,000
Number of shares after offering held by existing stockholders		5,000,000
Percentage of ownership after offering		86.21%

Purchasers of shares in this offering if all shares sold

Price per share		$0.25
Dilution per share		$0.2247
Capital contributions		$200,000
Number of shares after offering held by public investors		800,000
Percentage of ownership after offering		13.79%

Purchasers of shares in this offering if 600,000 shares sold

Price per share		$0.25
Dilution per share		$0.2328
Capital contributions		$150,000
Number of shares after offering held by public investors		600,000
Percentage of ownership after offering		10.71%

Purchasers of shares in this offering if 50% of shares sold

Price per share		$0.25
Dilution per share		$0.2414
Capital contributions		$100,000
Number of shares after offering held by public investors		400,000
Percentage of ownership after offering		7.41%

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

     We are offering up to 800,000 shares of common stock on a self-underwritten basis, 400,000 shares minimum, 800,000 shares maximum basis. The offering price is $0.25 per share. Funds from this offering will be placed in a separate bank account Royal Bank, 1005 Speers Road, Oakville, Ontario, Canada L6L 2X5. Its telephone number is (905) 849-4104. The funds will be maintained in the separate bank until we receive a minimum of $100,000 at which time we will remove those funds and use the same as set forth in the Use of Proceeds section of this prospectus. This account is not an escrow, trust or similar account. Your subscription will only be deposited in a separate bank account under our name. As a result, if we are sued for any reason and a judgment is rendered against us, your subscription could be seized in a garnishment proceeding and you could lose your investment, even if we fail to raise the minimum amount in this offering. As a result, there is no assurance that your funds will be returned to you if the minimum offering is not reached. Any funds received by us thereafter will immediately used by us. If we do not receive the minimum amount of $100,000 within 270 days of the effective date of our registration statement, all funds will be promptly returned to you without a deduction of any kind. During the 270 day period, no funds will be returned to you. You will only receive a refund of your subscription if we do not raise a minimum of $100,000 within the 270 day period referred to above. There are no finders involved in our distribution. Officers, directors, affiliates or anyone involved in marketing the shares will not be allowed to purchase shares in the offering. You will not have the right to withdraw your funds during the offering. You will only have the right to have your funds returned if we do not raise the minimum amount of the offering or there would be a change in the material terms of the offering. The following are material terms that would allow you to be entitled to a refund of your money:

*	extension of the offering period beyond 270 days;
*	change in the offering price;
*	change in the minimum sales requirement;
*	change to allow sales to affiliates in order to meet the minimum sales requirement; and,
*	change in the amount of proceeds necessary to release the proceeds held in the separate bank account.

     If the changes above occur, any new offering may only be made by means of a post-effective amendment.

     We will sell the shares in this offering through our officers and directors. They will receive no commission from the sale of any shares. They will not register as a broker/dealers under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker/dealers. The conditions are that:

     1. The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

     2. The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

     3. The person is not at the time of their participation, an associated person of a broker/dealers;

and,

     4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

      Our officers and directors are not statutorily disqualified, are not being compensated, and are not associated with a broker/dealers. They are and will continue to be one of our officers and directors at the end of the offering and have not been during the last twelve months and are currently not broker/dealers or associated with a broker/dealers. They have not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation.

     Only after our registration statement is declared effective by the SEC, do we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. We will also distribute the prospectus to potential investors at the meetings and to our friends and relatives who are interested in us and a possible investment in the offering.

     We intend to sell our shares in the states of New York, Illinois, Georgia, Wyoming, Colorado, and/or outside the United States of America.

Section 15(g) of the Exchange Act

     Our shares are covered by Section 15g of the Securities Act of 1933, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $400,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). While Section 15g and Rules 15g-1 through 15g-6 and 15g-9 apply to broker/dealers, they do not apply to us.

     Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

     Rule 15g-2 declares unlawful broker/dealers transactions in penny stocks unless the broker/dealers has first provided to the customer a standardized disclosure document.

     Rule 15g-3 provides that it is unlawful for a broker/dealers to engage in a penny stock transaction unless the broker/dealers first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

     Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealers first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

     Rule 15g-5 requires that a broker/dealers executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

     Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

     Rule 15g-9 requires broker/dealers to approve the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the NASD's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons. The application of the penny stock rules may affect your ability to resell your shares.

     Again, the foregoing rules apply to broker/dealers. They do not apply to us in any manner whatsoever. The application of the penny stock rules may affect your ability to resell your shares.

Offering Period and Expiration Date

     This offering will start on the date of this prospectus and continue for a period of up to 270 days.

Regulation M

     We are subject to Regulation M of the Securities Exchange Act of 1934. Regulation M governs activities of underwriters, issuers, selling security holders, and others in connection with offerings of securities. Regulation M prohibits distribution participants and their affiliated purchasers from bidding for purchasing or attempting to induce any person to bid for or purchase the securities being distribute.

Procedures for Subscribing

     If you decide to subscribe for any shares in this offering, you must

1.	execute and deliver a subscription agreement

2.	deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to PRINTING COMPONENTS INC.

Right to Reject Subscriptions

     We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

BUSINESS

General

     We were incorporated in the State of Nevada on December 12, 2006. We have not started operations. We are developing a website (www.printingcomponents.com) that will offer a comprehensive supply of products to the printing industry. We have not generated any revenues and the only operations we have engaged in is the creation of the website and the development of a business plan. We maintain our statutory registered agent's office at 6100 Neil Road, Suite 500, Reno, Nevada 89511 and our business office is located at 2795 Barton Street, East, Unit 5, Hamilton, Ontario, Canada L8E 2J8. Our telephone number is (905) 399-5862.

     We have no plans to change our business activities or to combine with another business, and we are not aware of any events or circumstances that might cause its plans to change.

     We have not begun operations and will not begin operations until we completed this offering. Our plan of operation is prospective and there is no assurance that we will ever begin operations. Our prospects for profitability are not favorable if you consider numerous Internet-based companies have failed to achieve profits with similar plans.

Products

     We intend to offer a comprehensive supply of equipment and products to the printing industry on our Internet website. These products will be offered at direct-from-manufacturer prices. In addition to offering a vast array of equipment and products, we will feature industry information that will enhance the operations knowledge of printing owners and enable them to be “connected” in a fragmented industry. A brief list of products we intend to offer is as follows:

*	Vinyl Banner material used for indoor and outdoor display banners; truck lettering; car wraps and floor graphics.

*	Canvas for fine art reproductions.

*	Paper.

*	PolyBanner for billboards and other outside display standards.

*	Inks.

*	Printing.

*	Paper.

Website

     We intend to retain 1610560 Ontario Inc. as our outside technology provider to develop our website. 1610560 Ontario Inc. is an unaffiliated third party. 1610560 Ontario Inc. will provide the following services and products for the website: disk space, bandwidth, 155 mbit backbone, pop mailboxes, e-mail forwarding, e-mailing aliasing, auto responder, front page support, unlimited FTP access, java chat, hotmetal/miva script, shopping cart, secure transactions signio support, cybercash support and macromedia flash. The foregoing will allow us to make retail sales of printing products, promote our products in an attractive fashion, and communicate with our customers on-line.

     The website is intended to be a destination site for the printing industry in the greater Toronto, Canada area. We intend to source out a large network of suppliers all related to the printing business so that printing owners and purchasing agents will be able to buy all of their products from our website. The site will offer a large array of products and by becoming a “one-stop shopping” destination will significantly enhance the efficiency of the purchasing process simultaneously reducing the time and cost of finding reasonably priced printing products and supplies. We intend to continually source out and negotiate strategic relationships with individual suppliers and manufacturers to offer their products on our website. We intend to negotiate discounted pricing from the manufacturers in exchange for offering them access to the extensive database of printing owners and purchasing agents that we intend to develop and maintain through our extensive marketing program.

     We also believe that the lack of financial security on the Internet is hindering economic activity thereon. To ensure the security of transactions occurring over the Internet, U.S. federal regulations require that any computer software used within the United States contain a 128-bit encoding encryption, while any computer software exported to a foreign country contain a 40-bit encoding encryption. There is uncertainty as to whether the 128-bit encoding encryption required by the U.S. is sufficient security for transactions occurring over the Internet. Accordingly, there is a danger that any financial (credit card) transaction via the Internet will not be a secure transaction. Accordingly, risks such as the loss of data or loss of service on the Internet from technical failure or criminal acts are now being considered in the system specifications and in the security precautions in the development of the website. There is no assurance that such security precautions will be successful.

     Other than investigating potential technologies in support of our business purpose, We have had no material business operations and will not have any until we complete this public offering of securities. At present, we have yet to acquire or develop the necessary technology assets in support of our business purpose to become a Internet-based retailer focused on the distribution of printing products.

     The Internet is a world-wide medium of interconnected electronic and/or computer networks. Individuals and companies have recently recognized that the communication capabilities of the Internet provide a medium for not only the promotion and communication of ideas and concepts, but also for the presentation and sale of information, goods and services.

Convenient Shopping Experience.

     Our online store will provide customers with an easy-to-use Web site. The website will be available 24 hours a day, seven days a week and will be reached from the shopper's home or office. Our online store will enable us to deliver a broad selection of products to customers in rural or other locations that do not have convenient access to physical stores. We also intends to make the shopping experience convenient by categorizing our products into easy-to-shop departments.

Customer Service.

     We intend to provide a customer service department via email where consumers can resolve order and product questions. Furthermore, we will insure consumer satisfaction by offering a money back guarantee.

Online Retail Store

     We intend to design our Internet store to be a place for individual consumers to purchase printing products.

Shopping at our Online Store

     Our online store will be located at www. printingcomponents.com. We believe that the sale of printing products on the Internet can offer attractive benefits to consumers. These include enhanced selection, convenience, quality, ease-of-use, depth of content and information, and competitive pricing. Key features of our online store will include:

Browsing

     Our online store will offer customers several subject areas and special features arranged in a simple, easy-to-use format intended to enhance product selection. By clicking on a category names, the consumer will move directly to the home page of the desired category and can view promotions and featured products.

Selecting a Product and Checking Out

     To purchase products, consumers will simply click on the "add to cart" button to add products to their virtual shopping cart. Consumers will be able to add and subtract products from their shopping cart as they browse around our online store prior to making a final purchase decision, just as in a physical store. To execute orders, consumers click on the "checkout" button and, depending upon whether the consumer has previously shopped at our online store, are prompted to supply shipping details online. We will also offer consumers a variety of wrapping and shipping options during the checkout process. Prior to finalizing an order by clicking the "submit" button, consumers will be shown their total charges along with the various options chosen at which point consumers still have the ability to change their order or cancel it entirely.

Paying

     To pay for orders, a consumer must use a credit card, which is authorized during the checkout process. Charges are assessed against the card when the order is placed. Our online store will use a security technology that works with the most common Internet browsers and makes it virtually impossible for unauthorized parties to read information sent by our consumers.

     We offer our customers a full refund for any reason if the customer returns the purchased item within thirty days from the date of sale in the same condition it was sold to the customer. After thirty days, we will not refund any money to a customer.

Source of Products

     We intend to purchase printing products directly from the manufacturer/supplier based upon orders we have already received from customers. A portion of the purchase price, between 40% and 70%, depending on the prices we negotiate with the manufacturer, is used to acquire the product from the manufacturer, such as Avery and 3M. Mark-ups on new products range from 15% to 200%. The product will be shipped directly from the manufacturer to the customer, thereby eliminating the need for storage space or packaging facilities.

     We intend to source out and negotiate with companies to offer their products for sale on our website either directly or via a direct link to their websites. In addition, we intend to locate and negotiate relationships with smaller, new manufacturers to offer their products on a more exclusive basis.

Revenue

     We intend to generate revenue from four sources on the website:

1.

Revenues will be generated from the direct sale of products to customers. We would order products on behalf of our customers directly from our suppliers at the time of the order being received from a customer and the products would be shipped directly to the customer. That way we avoid having to carry any inventory that can be costly and become obsolete. We would earn revenue based on the difference between our negotiated price for the product with our suppliers and the price that the customer pays;

2.

Revenues will be generated by fees received for sales that originate from our website and are linked to those manufacturers that we will negotiate relationships with. Our customers would link to the manufacturer’s website directly from our site and we would be paid a fee for directing the traffic that result in sales;

3.	We plan to offer banner advertising on our website for new manufacturers hoping to launch new products;

4.	Finally, we plan to earn revenues for special promotions to enable manufacturers to launch new products - we would sell “premium shelf space” on our website.

     We intend to develop and maintain a database of all current printing owners, students and apprentices who may become printing owners or purchasing agents listing their specific wants and needs.

     We intend to develop and launch an advertising campaign to introduce our website to potential customers.

Competition

     The electronic commerce market is intensely competitive. The market for information resources is more mature but also intensely competitive. We expect competition to continue to intensify in the future. Competitors include companies with substantial customer bases in the printing industry. There can be no assurance that we can maintain a competitive position against current or future competitors, particularly those with greater financial, marketing, service, support, technical and other resources. Our failure to maintain a competitive position within the market could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that we will be able to compete successfully against current and future competitors, and competitive pressures faced by us may have a material adverse effect on our business, financial condition and results of operations.

     The printing industry is fragmented and regionalized. Our competitive position within the industry is negligible in light of the fact that we have not started our operations. Older, well established printing distributors with records of success will attract qualified clients away from us. Since we have not started operations, we cannot compete with them on the basis of reputation. We do expect to compete with them on the basis of price and services. We intend to be able to attract and retain customers by offering a breadth of product selection through our relationships with manufacturers. We will offer attractive, competitive pricing and will be responsive to all our customers’ needs. We intend to offer the manufacturers access to our extensive database of printing owners, apprentices and purchasing agents that we will develop through our extensive marketing and advertising campaign.

Marketing

     We intend to market our website in the United States and in Canada through traditional sources such as trade magazines, conventions and conferences, newspapers advertising, billboards, telephone directories and flyers / mailers. We intend to target purchasers of printing products such as printing shop owners, operators and purchasing agents. We may utilize inbound links that connect directly to our website from other sites. Potential customers can simply click on these links to become connected to our website from search engines and community and affinity sites.

Insurance

     We do not maintain any insurance and do not intend to maintain insurance in the future. Because we do not have any insurance, if we are made a party of a products liability action, we may not have sufficient funds to defend the litigation. If that occurs a judgment could be rendered against us which could cause us to cease operations.

Employees; Identification of Certain Significant Employees.

     We are a development stage company and currently have no employees, other than our officers and directors. We intend to hire additional employees on an as needed basis.

Offices

     Our administrative office is located at 2795 Barton Street, East, Unit 5, Hamilton, Ontario, Canada L8E 2J8, our telephone number is (905) 399-5862 . We lease this space from Lorranie Salciccioli pursuant to a written lease. The term of the lease is twelve months and our monthly rent is $550.00.

Government Regulation

     We are not currently subject to direct federal, state or local regulation other than regulations applicable to businesses generally or directly applicable to electronic commerce. However, the Internet is increasingly popular. As a result, it is possible that a number of laws and regulations may be adopted with respect to the Internet. These laws may cover issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Furthermore, the growth of electronic commerce may prompt calls for more stringent consumer protection laws. Several states have proposed legislation to limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission has also initiated action against at least one online service regarding the manner in which personal information is collected from users and provided to third parties. We will not provide personal information regarding our users to third parties. However, the adoption of such consumer protection laws could create uncertainty in Web usage and reduce the demand for our products.

     We not certain how business may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, obscenity and export or import matters. The vast majority of such laws were adopted prior to the advent of the Internet. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes in laws intended to address such issues could create uncertainty in the Internet market place. Such uncertainty could reduce demand for services or increase the cost of doing business as a result of litigation costs or increased service delivery costs.

     In addition, because our products are available over the Internet in multiple states and foreign countries, other jurisdictions may claim that we are required to qualify to do business in each such state or foreign country. We are qualified to do business only in Nevada. Our failure to qualify in a jurisdiction where it is required to do so could subject it to taxes and penalties. It could also hamper our ability to enforce contracts in such jurisdictions. The application of laws or regulations from jurisdictions whose laws currently apply to our business could have a material adverse affect on our business, results of operations and financial condition.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

     We are a start-up stage corporation and have not started operations or generated or realized any revenues from our business operations.

     Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we complete the development of our website, source out suppliers for products to sell and source out customers to buy our products. Accordingly, we must raise cash from sources other than operations. Our only other source for cash at this time is investments by others in our company. We must raise cash to implement our project and begin our operations. Even if we raise the maximum amount of money in this offering, we do not know how long the money will last, however, we do believe it will last twelve months. We will not begin operations until we raise money from this offering.

     To meet our need for cash we are attempting to raise money from this offering. We believe that we will be able to raise enough money through this offering to begin operations but we cannot guarantee that once we begin operations we will stay in business after operations have commenced. If we are unable to secure enough suppliers to provide us with products at suitably low pricing or enough customers willing to buy the products at higher than the price we have negotiated with our suppliers, we may quickly use up the proceeds from the minimum amount of money from this offering and will need to find alternative sources, like a second public offering, a private placement of securities, or loans from our officers or others in order for us to maintain our operations. At the present time, we have not made any arrangements to raise additional cash, other than through this offering. If we need additional cash and cannot raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely. If we raise the minimum amount of money from this offering, it will last a year but with limited funds available to develop growth strategy. If we raise the maximum amount, we believe the money will last a year and also provide funds for growth strategy.

     If we raise less than the maximum amount and we need more money we will have to revert to obtaining additional money as described in this paragraph. Other than as described in this paragraph, we have no other financing plans.

Plan of Operation

     Upon completion of our public offering, our specific goal is to profitably sell a comprehensive supply of products on our Internet website to the printing industry. We intend to accomplish the foregoing by the following steps.

     1. Complete our public offering. We believe that we will raise sufficient capital to begin our operations. We believe this could take up to 270 days. We will not begin operations until we have closed this offering. We intend to concentrate all of our efforts on raising as much capital as we can during this period.

     2. After completing the offering, we will immediately begin to establish our office and acquire the equipment we need to begin operations. Establishing our offices will take approximately a week. We have allocated $10,000 for the initial setup of the office. We intend to hire one or two sales employees. Our officers and directors will handle our administrative duties. A detailed breakdown of the cost of operating our office is set forth in the Use of Proceeds section of this prospectus.

     3. We plan to have 1610650 Ontario Inc. complete the initial development of our website - the process of developing the website will be an ongoing effort. 1610650 Ontario Inc. is an unrelated third party. We expect to spend an additional $15,000 to $20,000 towards creating more graphics and links from our site. We also intend to begin sourcing out suppliers to offer their products for sale on our website and/or to provide a direct link from our site to theirs. We intend to locate and negotiate with large industry leaders such as Avery and 3M, among others, to offer the best products and pricing on our website. We also intend to locate smaller, new manufacturers to offer their products on a more exclusive basis. In addition to offering an ever-changing and continually growing array of products for sale, the website will also feature industry information that will enhance the operations knowledge of printing owners and operators. We will also source out and identify printing owners, operators and purchasing agents who may become potential buyers of products from our website. The process of sourcing suppliers and customers may consist of telephone surveys and may contain questions which would determine the marketing approach and acceptability of specific products. It will also involve research into existing databases available via the Internet to target and extract the applicable names and contacts to create our own customized database. We intend to look into the databases of printing suppliers, trade magazines as well as telephone directories. The cost to source and analyze all of the material to identify suitable candidates to develop and maintain the database is estimated to cost up to $20,000 and could take up to 4 months.

     4. Marketing and advertising will be focused on promoting our website to prospective product manufacturers and printing owners/operators and purchasing agents based on the list of prospects developed from our database and market survey. The advertising campaign may also include the design and printing of various sales material. We intend to market our website through traditional sources such as advertising in magazines, newspapers, attending conferences and conventions telephone directories and preparing and sending out flyers and mailers both through the regular mail and via email. Advertising and promotion will be an ongoing effort but the initial cost of developing the campaign is estimated to cost between $15,000 to $35,000.

     5. Once the website is fully functional and we have located and negotiated agreements with a suitable number of suppliers to offer their products for sale, we intend to hire 1 or 2 part-time salesperson(s) to call on printing owners/operators and purchasing agents to introduce them to our website. The salesperson(s) will also call on various printing product manufacturers to continue to source new products to offer for sale.

     We anticipate that we will generate revenues as soon as we are able to offer products for sale on our website. This will happen once we negotiated agreements with 1 or 2 large manufacturers or suppliers to offer their products for sale on our website or to enable us to provide a direct link from our website to theirs with a pre-arranged fee structure in place. We expect to be profitable within 12 months of completion of our offering.

     We will not be conducting any research. We are not going to buy or sell any plant or significant equipment during the next twelve months.

     If we cannot generate sufficient revenues to continue operations, we will suspend or cease operations. If we cease operations, we do not know what we will do and we do not have any plans to do anything.

Limited operating history; need for additional capital

     There is no historical financial information about us upon which to base an evaluation of our performance. We are in a start-up stage operations and have not generated any revenues. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns due to price and cost increases in services and products.

     To become profitable and competitive, we have to locate and negotiate agreements with manufacturers to offer their products for sale to us at pricing that will enable us to establish and sell the products to our clientele. We are seeking equity financing to provide for the capital required to implement our operations.

     We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Results of operations
From Inception on December 12, 2006 to December 31, 2006

     During the period we incorporated the company, hired the attorney, and hired the auditor for the preparation of this registration statement. We contracted 1610650 Ontario Inc. to create an Internet website with the domain name “www.printingcomponents.com”. Our loss since inception is $18,500 of which $15,000 is for legal fees and $3,500 is for auditing fees. We have not started our proposed business operations and will not do so until we have completed this offering. We expect to begin operations thirty days after we complete this offering.

     Since inception, we sold 5,000,000 shares of common stock to our officers and directors for $50.

Liquidity and capital resources

     As of the date of this registration statement, we have yet to generate any revenues from our business operations.

     In December 2006, we issued 5,000,000 shares of common stock pursuant to the exemption contained in Reg. S of the Securities Act of 1933. This was accounted for as a sale of common stock.

     As of December 31, 2006, our total assets were $1,550 in cash and our total liabilities were $20,000 comprised of $16,500 owing to Herb Adams for advances made by Mr. Adams and $3,500 for accrued auditing fees.

MANAGEMENT

Officers and Directors

     Each of our directors serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

     The name, address, age and position of our present officers and directors are set forth below:

Name and Address	Age	Position(s)
Herb Adams	59	president, principal executive officer, and
22 Daffodil Cresent		a member of the board of directors
Ancaster, Ontario
Canada L9K 1A3

Mary Kricfalusi	44	secretary and a member of the board of
186 Maurice Drive		directors
Oakville, Ontario
Canada L6K 2W9

John Dow	53	treasurer, principal financial officer,
261 Penn Drive		principal accounting officer, and a
Burlington, Ontario		member of the board of directors.
Canada L7N 2B9

     The persons named above have held their offices/positions since inception of our company and are expected to hold their offices/positions until the next annual meeting of our stockholders.

Background of officers and directors

     Since December 12, 2006, Herb Adams has been our president, principal executive officer, and a member of our board of directors. Since January 1999, Mr. Adams has been a partner in Suncastle Developments Corporation, an Ontario partnership, located in Burlington, Ontario, Canada. Suncastle Developments is a research and development corporation specializing in developing coatings and paints for the construction and the automotive industry.

     Since December 12, 2006, Mary Kricfalusi has been our secretary and a member of our board of directors. Since March 200, Ms. Kricfalusi has been a partner in Suncastle Developments Corporation, an Ontario partnership, located in Burlington, Ontario, Canada. Suncastle Developments is a research and development corporation specializing in developing coatings and paints for the construction and the automotive industry.

     Since December 12, 2006, John Dow has been our treasurer, principal financial officer, principal accounting officer, and a member of the board of directors. Since August 1981, Mr. Dow has been a partner in MacGillivary Partners LLP, Chartered Accountants providing auditing, accounting and tax services. Mr. Dow is the tax partner responsible for supervising and reviewing all tax related services and providing tax advise to clients.

Conflicts of Interest

     The only conflict that we foresee are that our officers and directors devote time to projects that do not involve us.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by us for the last three fiscal years ending December 31 for each or our officers. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any. The compensation discussed addresses all compensation awarded to, earned by, or paid or named executive officers.

Executive Officer Compensation Table
						Non-	Nonqualified
						Equity	Deferred	All
Name						Incentive	Compensa-	Other
and				Stock Option		Plan	tion	Compen-
Principal		Salary Bonus Awards Awards Compensation Earnings						sation	Total
Position	Year (US$)		(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Herb Adams	2006	0	0	0	0	0	0	0	0
President	2005	0	0	0	0	0	0	0	0
	2004	0	0	0	0	0	0	0	0

Mary Kricfalusi	2006	0	0	0	0	0	0	0	0
Secretary	2005	0	0	0	0	0	0	0	0
	2004	0	0	0	0	0	0	0	0

John Dow	2006	0	0	0	0	0	0	0	0
Treasurer	2005	0	0	0	0	0	0	0	0
	2004	0	0	0	0	0	0	0	0

     We anticipate paying the following salaries in 2007, subject to our beginning profitable operations and generating sufficient revenues to pay the same:

Herb Adams	President	$60,000
Mary Kricfalusi	Secretary	$60,000
John Dow	Vice President	$30,000

Compensation of Directors

     The member of our board of directors is not compensated for his services as a director. The board has not implemented a plan to award options to any directors. There are no contractual arrangements with any member of the board of directors. We have no director's service contracts.

Director’s Compensation Table
	Fees
	Earned				Nonqualified
	or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan Compensation		All Other
	Cash	Awards Awards		Compensation	Earnings	Compensation	Total
Name	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Herb Adams	2006	0	0	0	0	0	0

Mary Kricfalusi	2006	0	0	0	0	0	0

John Dow	2006	0	0	0	0	0	0

Indemnification

     Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

     Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering . The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

			Number of	Percentage of
			Shares After	Ownership After
	Number of	Percentage of	Offering	the Offering
	Shares	Ownership	Assuming all of	Assuming all of the
Name and Address	Before the	Before the	the Shares are	Shares are Sold
Beneficial Owner [1]	Offering	Offering	Sold

Herb Adams	2,000,000	40.00%	2,000,000	34.48%
22 Daffodil Cresent
Ancaster, Ontario
Canada L9K 1A3

Mary Kricfalusi	2,000,000	40.00%	2,000,000	34.48%
186 Maurice Drive
Oakville, Ontario
Canada L6K 2W9

John Dow	1,000,000	20.00%	1,000,000	17.24%
261 Penn Drive
Burlington, Ontario
Canada L7N 2B9

[1]

The persons named above may be deemed to be a "parent" and "promoter" of our company, within the meaning of such terms under the Securities Act of 1933, as amended, by virtue of his/its direct and indirect stock holdings. Mr. Adams, Ms. Kricfalusi and Mr. Dow are our only "promoters".

Future sales by existing stockholders

     A total of 5,000,000 shares of common stock were issued to our officers and directors, all of which are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition.

     Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

     There is no public trading market for our common stock. There are no outstanding options or warrants to purchase, or securities convertible into, our common stock. There are three holders of record for our common stock. The record holders are our officers and directors who collectively own 5,000,000 restricted shares of our common stock.

DESCRIPTION OF SECURITIES

Common Stock

     Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.00001 per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

     All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative voting

     Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, assuming the sale of all of the shares of common stock, present stockholders will own approximately 55.56% of our outstanding shares.

Cash dividends

     As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Preferred Stock

     We are authorized to issue 100,000,000 shares of preferred stock with a par value of $0.00001 per share. The terms of the preferred shares are at the discretion of the board of directors. Currently no preferred shares are issued and outstanding.

Anti-takeover provisions

     There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control.

Reports

     After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock transfer agent

     Our stock transfer agent for our securities will be Pacific Stock Transfer Company, 500 East Warm Springs Road, Las Vegas, Nevada 89119 and its telephone number is (702) 361-3033.

CERTAIN TRANSACTIONS

     In December 2006, we issued a total of 5,000,000 shares of restricted common stock to Herb Adams, Mary Kricfalusi, and John Dow our officers and directors in consideration of $50.

LITIGATION

     We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

     Our financial statements for the period from inception to December 31, 2006, included in this prospectus have been audited by Kempisty & Company, 15 Maiden Lane, Suite 1003, New York, New York 10038 as set forth in their report included in this prospectus. Their report is given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

     Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 903, Spokane, Washington 99201, telephone (509) 624-1475 has acted as our legal counsel.

FINANCIAL STATEMENTS

     Our fiscal year end is December 31. We will provide audited financial statements to our stockholders on an annual basis; the statements will be prepared by a firm of Independent Public Accountants.

     Our financial statements from inception to December 31, 2006 (audited), immediately follow:

PRINTING COMPONENTS INC.
(A DEVELOPMENT STAGE COMPANY)

FINANCIAL STATEMENTS
DECEMBER 12, 2006 (INCEPTION) THROUGH DECEMBER 31, 2006
INDEX TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Printing Components Inc.

We have audited the accompanying balance sheet of Printing Components Inc. as of December 31, 2006 and the related statements of operations, shareholders' deficiency and cash flows for the period December 12, 2006 (inception) through December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based our audit.

We conducted our audit in accordance with the standards of the Pubic Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amount and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of Printing Components Inc. for the period December 12, 2006 (inception) through December 31, 2006, and the results of their operations and their cash flows for the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has a shareholders' deficit of $18,450 and working capital deficiency of $18,450 as of December 31, 2006, and has a net loss of $18,500. This raises substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 1. The financial statements do not include any adjustments that might results from outcome of this uncertainty.

KEMPISTY & COMPANY
Kempisty & Company
Certified Public Accountants, P.C.
New York, New York
January 16, 2007

PRINTING COMPONENTS INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
DECEMBER 31, 2006

ASSETS
Current assets:

Cash and equivalents	$1,550

Total Assets	$1,550

LIABILITIES AND SHAREHOLDERS' DEFICIENCY

Current liabilities:

Accrued liabilities	$3,500
Due to officer/shareholder	16,500

Total Liabilities	20,000

Shareholders' Deficiency:
Preferred Stock, $0.00001 par value,
100,000,000 shares authorized
None issued and outstanding
Common Stock, $0.00001 par value,
100,000,000 shares authorized
5,000,000 issued and outstanding	50

Accumulated Deficit	(18,500)
(18,450)

Total Liabilities and Shareholders' Deficiency	$1,550

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

PRINTING COMPONENTS INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF OPERATIONS
FOR THE PERIOD ENDED DECEMBER 12, 2006 (INCEPTION) THROUGH DECEMBER 31, 2006

REVENUE:	$-

EXPENSES:

Professional fees	18,500

Net Loss	$(18,500)

Basic and diluted net loss per share	$-

Weighted average shares used in calculating
Basic and diluted net loss per share	5,000,000

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

PRINTING COMPONENTS INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF SHAREHOLDERS' DEFICIENCY
FOR THE PERIOD DECEMBER 12, 2006 (INCEPTION) THROUGH DECEMBER 31, 2006

	Number
	Shares	Stock	Deficit	Total

Balance at December 12, 2006 (Inception)	-	$-	$-	$-

Net Loss for the period	-	-	(18,500)	(18,500)

Shares Issued for cash	5,000,000	50	-	50

Balance at December 31, 2006	5,000,000	$50	$(18,500)	$(18,450)

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

PRINTING COMPONENTS INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF CASH FLOWS
FOR THE PERIOD DECEMBER 12, 2006 (INCEPTION) THROUGH DECEMBER 31, 2006

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(18,500)
Increase in accounts payable	3,500
Net cash used in operations	(15,000)

Cash Flows From Financing Activities:
Officer /shareholder loans	16,500
Proceeds from issuance of common stock	50

Net increase in cash	16,550

Cash-Beginning of period	-

Cash-End of period	$1,550

Supplemental Disclosure of Cash Flow Information:
Taxes paid	$-
Interest paid	$-

SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

PRINTING COMPONENTS INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2006

NOTE 1 - ACCOUNTING POLICIES AND OPERATIONS

ORGANIZATION

Printing Components Inc. (the "Company"), a development stage company, was incorporated in Nevada on December 12, 2006. The Company intends to offer media, inks, printing and graphic design services to the large format digital printing industry. At December 31, 2006, the Company had not yet commenced any formal business operations and all activity to date related to the Company formation, capital stock issuance, professional fees with regard to a proposed Securities and Exchange Commission filing and identification of businesses. The Company's fiscal year ends on December 31st.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

EARNINGS PER SHARE

The Company computes earnings per share in accordance with Statement of Accounting Standards No. 128, "Earnings per Share ("SFAS No. 128"). Under the provisions of SFAS No. 128, basic earnings per share is computed by dividing the net income (loss) for the period by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing the net income (loss) for the period by the weighted average number of common and potentially dilutive common shares outstanding during the period. There were no potentially dilutive common shares outstanding during the period.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

PRINTING COMPONENTS INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2006

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company considers that the carrying amount of financial instruments, including accounts payable, approximates fair value because of the short maturity of these instruments.

RECENT ACCOUNTING PRONOUNCEMENTS

The Company does not expect the adoption of recent accounting pronouncements to have a material impact on its financial condition or results of operations.

GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The assets and the satisfaction of liabilities in the normal course of business. The amounts of assets and liabilities in the financial statements do not purport to represent realizable or settlement values. However, the Company has incurred an operating loss. Such loss may impair its ability to obtain additional financing.

This factor raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company has met its historical working capital requirements from sale of capital shares. Owners of the shares, in order not to burden the Company, have agreed to provide funding to the Company to pay its annual audit fees, filing costs and legal fees as long as the board of directors deems it necessary. However, there can be no assurance that such financial support shall be ongoing or available on terms or conditions acceptable to the Company.

NOTE 2 - SHAREHOLDERS' EQUITY

On December 12, 2006, the Company issued 5,000,000 shares of common stock, par value $0.00001 per share, to its initial shareholders in exchange for $50 in cash.

NOTE 3 - INCOME TAXES

The components of the Company's tax provision as of December 31, 2006 were as follows:

Current income tax expense	$3,000
Deferred income tax (benefit)	(3,000)
$-

PRINTING COMPONENTS INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2006

Deferred income taxes reflect the net income tax effect of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and amounts used for income taxes. The Company's deferred income tax assets and liabilities consist of the following:

Net operating loss carryforward	$3,000
Deferred tax asset	3,000
Valuation allowance	(3,000)
Net Deferred tax asset	$-

Net operating loss carryforward's totaled approximately $18,500 at December 31, 2006. The net operating loss carryforwards will begin to expire in the year 2026 if not utilized. After consideration of all the evidence, both positive and negative, management has recorded a valuation allowance at December 31, 2006 due to uncertainty of realizing the deferred tax assets.

The reconciliation of the income tax computed at the U.S. Federal statutory rate to income tax expense for the period December 31, 2006:

Tax expense (benefit) at Federal rate (34%)	$(6,000)
Federal bracket adjustment	3,000
State income tax, net of Federal benefit	-
Change in valuation allowance	3,000
Net income tax (benefit) allowance	$-

Utilization of the Company's net operating loss carryforwards are limited based on changes in ownership as defined in Internal Revenue Code Section 382.

NOTE 4 - RELATED PARTY TRANSACTIONS

The Company's shareholders' have agreed to pay the Company's outstanding accounts payable at December 31, 2006. Additionally a shareholder/officer has provided funding to pay for the initial operating expenses of the Company.

NOTE 5 - DUE TO SHAREHOLDER

Amounts due to shareholder are non-interest bearing and have no definite terms of repayment.

     Until July 1, 2007, ninety days after the date of this prospectus, all dealers effecting transactions in our registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.